Exhibit 5.4 to Form F-10

(Exhibit 23.4 to Form F-3)

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Interests of Experts” and to the use of our report dated March 17, 2025, with respect to the combined and consolidated financial statements of Oaktree Asset Management Operating Group, included in the Annual Report (Form 10-K) of Brookfield Asset Management Ltd. for the year ended December 31, 2024 and incorporated by reference in this Registration Statement on Form F-10 and Form F-3 of Brookfield Asset Management Ltd., BAM Finance (Canada) Inc. and BAM Finance LLC dated May 20, 2025.

/s/ Ernst & Young LLP

Los Angeles, California

May 20, 2025